EXHIBIT 23.13

August 11, 2016

CONSENT OF SCOTT ELFEN

United States Securities and Exchange Commission

I, Scott Elfen, P.E., of Ausenco Engineering Canada Ltd., hereby consent to the use of and reference to my name, and the inclusion and incorporation by reference in the registration statement on Form F-3 of Tahoe Resources Inc. of the information derived from the technical report dated February 27, 2015 with an effective date of December 31, 2014, which is entitled “La Arena Project, Peru, Technical Report (NI 43-101)” (the “Technical Report”) and all other references to the Technical Report included or incorporated by reference in the registration statement on Form F-3 of Tahoe Resources Inc.

Yours truly,

/s/ Scott Elfen
Scott Elfen, P.E.
Ausenco Engineering Canada Ltd.